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                                                                    EXHIBIT 4(A)


                         INVESTMENT ADVISORY AGREEMENT


         INVESTMENT ADVISORY AGREEMENT made as of this 1st day of May, 1998, between Travelers Asset Management International Corporation, a Connecticut general business corporation (hereinafter "TAMIC") and The Travelers Growth and Income Stock Account for Variable Annuities (hereinafter "Account GIS"), a separate account of The Travelers Insurance Company established by authority of a resolution of The Travelers Insurance Company's Board of Directors on September 22, 1967, pursuant to Public Act 529 of the 1967 Connecticut General Assembly.

                                  WITNESSETH:

         WHEREAS, Account GIS and TAMIC wish to enter into an agreement setting forth the terms upon which TAMIC will perform certain services for Account GIS.

         NOW, THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto agree as follows:

1. Account GIS hereby employees TAMIC to manage the investment and reinvestment of the assets of Account GIS and to perform the other services herein set forth, subject to the supervision of the Board of Managers of Account GIS (hereinafter the "Board") for the period and on the terms herein set forth. TAMIC hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation herein provided.

2. In carrying out these obligations to manage the investment and reinvestment of the assets of Account GIS, TAMIC shall:

         a. obtain and evaluate pertinent economic, statistical and financial data and other information relevant to the investment policy of Account GIS, affecting the economy generally and individual companies or industries, the securities of which are included in Account GIS's portfolio or are under consideration for inclusion therein;

         b. be authorized to purchase supplemental research and other services from brokers at additional cost to Account GIS;

         c. regularly furnish to the Board recommendations with respect to any investment program for approval, modification or rejection by the Board;

         d. take such steps as are necessary to implement the investment program approved by the Board; and
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         e.      regularly report to the Board with respect to implementation of the approved investment program and any other activities in connection with the administration of the assets of Account GIS.

3. TAMIC may engage a sub-adviser to furnish investment management information and advice to assist TAMIC in carrying out its responsibilities under this Agreement.

4. Any investment program undertaken by TAMIC pursuant to this Agreement and any other activities undertaken by TAMIC on behalf of Account GIS shall at all times be subject to any directives of the Board or any duly constituted committee thereof acting pursuant to like authority.

5. For the services rendered hereunder, TAMIC will receive an amount equivalent on an annual basis to the following:

                                                   AGGREGATE
                ANNUAL                             NET ASSET
             MANAGEMENT FEE                        VALUE OF THE ACCOUNT
             --------------                        --------------------
                  0.65%        of the first        $  500,000,000, plus
                  0.55%        of the next         $  500,000,000, plus
                  0.50%        of the next         $  500,000,000, plus
                  0.45%        of the next         $  500,000,000, plus
                  0.40%        of amounts over     $2,000,000,000

         The advisory fees will be deducted on each valuation date.

6. The services of TAMIC to Account GIS hereunder are not to be deemed exclusive and TAMIC shall be free to render similar services to others so long as its services hereunder are not impaired or interfered with thereby.

7. If approved by a vote of a majority of the outstanding voting securities of Account GIS (as defined in the Investment Company Act of 1940), this Investment Advisory Agreement:

         a. may not be terminated by TAMIC, without the prior approval of a new Investment Advisory Agreement by a vote of a majority of the outstanding voting securities of Account GIS, and shall be subject to termination, without the payment of any penalty, upon sixty days' written notice to the investment adviser, by the Board of Managers or by a vote of a majority of the outstanding voting securities of Account GIS;

         b. shall not be amended without prior approval of a majority of the outstanding voting securities of Account GIS;

         c.      shall automatically terminate upon assignment by either party;
                 and

         d. shall continue in effect for a period of more than two years from the date of its execution, only so long as such continuance is specifically approved (i) at least
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                 annually by a vote of a majority of the Board of Managers who are not parties to, or interested persons of any party to, such agreement, cast in person at a meeting called for the purpose of voting on such approval and at which the Board has been furnished such information as may be reasonably necessary to evaluate the terms of said agreement, or (ii) by a vote of a majority of the outstanding voting securities of Account GIS.

8. This Investment Advisory Agreement is subject to the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission.

         IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be signed by their respective officials thereunto duly authorized and seals to be affixed, in the case of TAMIC, as of the day and year first above written.


                                           THE TRAVELERS GROWTH AND INCOME STOCK
                                           ACCOUNT FOR VARIABLE ANNUITIES

                                           By:
                                              ----------------------------------
                                                 Chairman, Board of Managers



WITNESS:


-------------------------------
Secretary, Board of Managers

                                           TRAVELERS ASSET MANAGEMENT
                                           INTERNATIONAL CORPORATION

                                           By:
                                              ---------------------------------
                                                 President


ATTEST:      (Seal)


-------------------------------
Corporate Secretary